EXHIBIT 10
                                                                      ----------

                                                                  EXECUTION COPY


                            364-DAY CREDIT AGREEMENT
                          Dated as of December 23, 2005


                                      among



                               HARSCO CORPORATION,
                                  as Borrower,

                          CITICORP NORTH AMERICA, INC.,
                             as Administrative Agent

                                       and

                         THE ROYAL BANK OF SCOTLAND PLC,
                              as Syndication Agent

                                       and

        CITIGROUP GLOBAL MARKETS INC. and THE ROYAL BANK OF SCOTLAND PLC, as Joint Lead Arrangers and Joint Bookrunners






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

                            364-DAY CREDIT AGREEMENT
                          DATED AS OF DECEMBER 23, 2005


     364-DAY CREDIT AGREEMENT dated as of December __, 2005 among HARSCO CORPORATION, a Delaware corporation (the "BORROWER"), CITICORP NORTH AMERICA, INC. ("CNAI") and THE ROYAL BANK OF SCOTLAND PLC ("RBS"). Capitalized terms not otherwise defined in this Agreement shall have the same meanings as specified therefor in the Five-Year Credit Agreement dated as of November 23, 2005 (as in effect on the date hereof, the "EXISTING CREDIT AGREEMENT") among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent for such lenders.

     SECTION 1. The Advances. (a) Each of CNAI and RBS hereby severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, an "ADVANCE") to the Borrower from time to time on any Business Day during the period from the date of this Agreement to (but not including) the Termination Date in an aggregate principal amount at any time outstanding for both of CNAI and RBS not to exceed $100,000,000 (the "FACILITY"). Each Advance shall be made at the same time and in the same principal amount by each of CNAI and RBS. Within the limits of the unused portion of the Facility in effect from time to time, the Borrower may borrow under this Section 1(a), prepay pursuant to
Section 1(e) and reborrow under this Section 1(a).

     (b) The Borrower may request Advances hereunder by giving a notice of borrowing (a "NOTICE OF BORROWING") to each of CNAI and RBS (A) not later than 10:00 A.M. (New York City time) on the Business Day of such Advances for Advances bearing interest at a rate determined by reference to the Base Rate (as defined below) ("BASE RATE ADVANCES") or (B) not later than 11:00 A.M. (New York City time) on the third Business Days prior to such Advances for Advances bearing interest at a rate determined by reference to the LIBO Rate ("EURODOLLAR RATE ADVANCES"), which Notice of Borrowing shall be irrevocable and shall in each case specify (i) whether the Advances then being requested are to be a Eurodollar Rate Advances or Base Rate Advances, (ii) the date of such Advances (which shall be a Business Day), (iii) the aggregate principal amount of the Advances and (iv) if such Advances are to be Eurodollar Rate Advances, the Interest Period with respect thereto. If no election as to the Type of Advances is specified, then the requested Advances shall be Base Rate Advances. If no Interest Period with respect to any Eurodollar Rate Advance is specified, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Upon fulfillment of the applicable conditions set forth in Sections 2, if applicable, and 3, each of CNAI and RBS will make the proceeds of such Advances available to the Borrower on the proposed date thereof by wire transfer to the account specified by the Borrower in the related Notice of Borrowing in immediately available funds by 12:00 noon (New York City time). All Notices of Borrowing may be delivered by telephone and confirmed in writing. For purposes of this Agreement, "BASE RATE" means, for any day, a fluctuating rate per annum in effect from time to time, which rate per annum shall be equal to the greater of (a) the rate of interest publicly announced by CNAI as its base rate in effect on such day in New York, New York and (b) the sum of (i) 1/2 of 1% per annum and (ii) the Federal Funds Effective Rate in effect on such day.

     (c) The Facility shall be automatically terminated and the Borrower shall repay to CNAI and RBS the aggregate principal amount of all outstanding Advances made each of them, together with accrued and unpaid interest thereon, on the earliest of (i) December 22, 2006, (ii) the date of the termination of the Facility in full pursuant to Section 1(d) hereof and (iii) the date on which CNAI and RBS shall have terminated their commitments hereunder and declared the Advances forthwith due and payable during the continuance of an Event of Default pursuant to Article VII of the Existing Credit Agreement as incorporated by reference (the "TERMINATION DATE"). Upon the issuance by the Borrower or any of its Subsidiaries of (i) any equity security in the capital markets or (ii) any debt security in the

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

capital markets with a maturity in excess of one year, the Facility shall automatically reduce by an amount equal the cash proceeds (net of (i) the out-of-pocket fees, costs and other expenses incurred by the Borrower or such Subsidiary in connection with such issuance, including, without limitation, all legal fees, brokerage fees, consulting fees, accounting fees, underwriting discounts and commissions and other customary fees, costs and expenses, (ii) income and other taxes paid or reasonably estimated to be actually payable in connection therewith, and (iii) the amount of any reserves established by the Borrower to fund any contingent liabilities reasonably expected to arise (as determined in good faith by the Borrower or such Subsidiary) in connection therewith) actually received by the Borrower or such Subsidiary from any such issuance on the fifth Business Day after the date of such receipt.

     (d) The Borrower may, upon at least three Business Days' notice to CNAI and RBS, terminate in whole or reduce ratably in part the Facility. The Borrower shall, on each date of a reduction in the Facility as set forth in Section 1(c) above or this Section 1(d), repay the Advances made by CNAI and RBS, ratably in proportion to the aggregate amount of Advances owing to such Person, in a principal amount equal to the excess of the aggregate principal amount of the outstanding Advances over the Facility as so terminated or reduced.

     (e) The Borrower may, upon notice given to CNAI and RBS not later than 11:00 A.M. (New York City time) (i) on the date of the proposed prepayment, in the case of a prepayment of Base Rate Advances or (ii) on the third Business Day prior to the date of prepayment, in the case of a prepayment of Eurodollar Rate Advances, in each case stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the aggregate principal amount of the Advances specified in such notice ratably (in proportion to the aggregate amount of Advances owing to such Person) to CNAI and RBS. All notices of prepayment may be given by telephone confirmed in writing. All prepayments under this Section 1(e) shall be made together with (i) accrued and unpaid interest to the date of such prepayment on the principal amount so prepaid and (ii) in the case of any such prepayment of a Eurodollar Rate Advance on a date other than the last day of an Interest Period therefor, any amounts owing in respect of Eurodollar Rate Advances pursuant to Section 2.15 of the Existing Credit Agreement as incorporated herein by reference.

     (f) The Borrower shall pay interest on the unpaid principal amount of each Advance from the date of such Advance until the principal amount thereof is paid in full on the dates for payment specified for Borrowings of the same Type under the Existing Credit Agreement at a rate per annum equal, (i) in the case of Base Rate Advances, to the Base Rate in effect from time to time and (ii) in the case of Eurodollar Rate Advances, to the sum of the LIBO Rate in effect for the applicable Interest Period plus the Applicable Margin (as defined below) from time to time in effect. Similarly, the Borrower shall pay a facility fee from the date of this Agreement to the Termination Date at a rate per annum equal to the Applicable Percentage (as defined below) from time to time in effect on the Facility on the dates for payment specified for payment of the "Facility Fee" under the Existing Credit Agreement and such fee payable hereunder shall be calculated in the same manner as such "Facility Fee" thereunder. For purposes of this Section 2(f), the terms "APPLICABLE MARGIN" and "APPLICABLE PERCENTAGE" are each defined as a percentage per annum determined by reference to the Borrower's Index Debt, as set forth on Schedule I to this Agreement.

     (g) The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or setoff, not later than 12:00 Noon (New York City time) on the day when due in Dollars and in same day funds to CNAI and RBS at the respective accounts of CNAI and RBS most recently specified in writing to the Borrower by CNAI and RBS, with payments received by CNAI and RBS after 12:00 Noon (New York City time) on any such day being deemed to have been received on the next succeeding Business Day. All computations of interest determined by reference to the Base Rate and of facility fees payable hereunder shall be made on the basis of a year of 365 or 366 days, as the case may

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

be, and all other computations of interest and fees payable hereunder shall be made on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.

     (h) Section 2.22 of the Existing Credit Agreement is expressly not incorporated by reference into this Agreement and the parties hereto agree that the Facility is available only to the Borrower.

     (i) The proceeds of the Advances shall be available for general corporate purposes of the Borrower and its Subsidiaries, including commercial paper back-stop.

     SECTION 2. Conditions Precedent to the Effectiveness of Section 1. Section 1 of this Agreement shall become effective on the first date (the "EFFECTIVE DATE") on which all of the conditions precedent to the closing date under
Section 4.01(a), (b), (c) and (d) of the Existing Credit Agreement shall have been satisfied with respect to this Agreement as if such conditions precedent were set forth in full herein (with appropriate modifications to refer to CNAI and RBS, as the lenders, the Facility and this Agreement).

     SECTION 3. Conditions Precedent to Each Advance. The obligation of CNAI and RBS to make an Advance is subject to the satisfaction of the following conditions:

                        (a) CNAI and RBS shall have received a Notice of
            Borrowing;

                        (b) The representations and warranties set forth in
            Article III of the Existing Credit Agreement as incorporated herein by reference shall be true and correct in all material respects on and as of the date of such Advance with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; provided, however, that no representation as to either (i) the absence of any Material Adverse Change in the financial condition of the Borrower, as provided in the last sentence of Section 3.02 of the Existing Credit Agreement as incorporated herein by reference, or (ii) the absence of any pending or threatened legal or arbitral proceedings, or any proceedings by or before any Governmental Authority, that could have a Material Adverse Effect on the Borrower, as provided in Section 3.03 of the Existing Credit Agreement as incorporated herein by reference, shall be required as a condition to any Advance following the Effective Date.

                        (c) The Borrower shall be in compliance with all the
            terms and provisions set forth herein on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default or Default shall have occurred and be continuing.

Each Advance shall be deemed to constitute a representation and warranty by the Borrower on the date of such Advance as to the matters specified in paragraphs
(b) and (c) of this Section 3.

     SECTION 4. Incorporation by Reference. (a) All of the terms and conditions of the Existing Credit Agreement (including, without limitation, all conditions, representations and warranties, covenants, events of default, increased costs, taxes, capital adequacy and assignment provisions, and all defined terms used therein and exhibits and schedules to the Existing Credit Agreement referred to therein) that are not otherwise fully and expressly set forth in this Agreement are specifically incorporated herein by reference with the same force and effect as if the same were set out in this Agreement in full; provided, however, that Sections 2.01 through 2.05, inclusive, Sections 2.07, 2.08(a), (b) and (c), 2.11 and 2.12, Articles VIII and IX, and Sections 10.01, 10.02, 10.03, 10.05, 10.07,
10.08 and 10.14 are expressly not incorporated by reference herein. Except as otherwise provided herein, all references in such incorporated provisions to the "Administrative Agent", a "Lender", the "Lenders" or the "Required Lenders" or words of similar import or to "this Agreement", "hereof", "hereto" or "hereunder" or words of similar import or to any "Loan Document", "thereof", "thereto" or "thereunder" or words of similar import shall, without further reference, mean and refer to CNAI and RBS under this Agreement and to this Agreement, respectively; all references in such

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

incorporated provisions to the "Company" or a "Borrower" shall, without further reference, mean and refer to the Borrower hereunder; all references in such incorporated provisions to a "Loan" or the "Loans" (or to a Type of "Loan" under the Existing Credit Agreement) or a "Borrowing" or the "Borrowings" or words of similar import shall, without further reference, mean and refer to an Advance or the Advances, as appropriate, hereunder; all references in such incorporated provisions to a "Commitment" or the "Total Commitments" shall, without further reference, mean and refer to the Facility hereunder; and all references in such incorporated provisions to the "Maturity Date" shall, without further reference, mean and refer to the Termination Date hereunder. Similarly, to the extent any word or phrase is defined in this Agreement, any such word or phrase appearing in provisions so incorporated by reference from the Existing Credit Agreement shall have the meaning given to it in this Agreement. The incorporation by reference into this Agreement of the terms and conditions of the Existing Credit Agreement is for convenience only, and this Agreement and the Existing Credit Agreement shall at all times be, and be deemed to be and treated as, separate and distinct loan obligations. The incorporation by reference into this Agreement of the terms and conditions of the Existing Credit Agreement shall not be affected or impaired by any subsequent expiration or termination of the Existing Credit Agreement.

                        (b) The Borrower, by its execution of this Agreement,
            hereby agrees to amend and restate this Agreement at the request of CNAI or RBS to set forth in full the provisions incorporated by reference herein from the Existing Credit Agreement and to modify the terms and provisions of this Agreement as appropriate to provide for the inclusion of additional lenders upon any assignment or proposed assignment by CNAI or RBS of its rights and obligations hereunder effected in accordance with Section 5(h). In addition, the Borrower hereby agrees to notify CNAI and RBS promptly and in any event within three Business Days of any amendment, supplement or other modification to the Existing Credit Agreement and, at the request of CNAI or RBS, to enter into any amendment or supplement to this Agreement proposed by CNAI or RBS to incorporate comparable amendments, supplements or other modifications to this Agreement.

     SECTION 5. Miscellaneous. (a) No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower herefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower, CNAI and RBS, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                        (b) All notices and other communications provided for
            hereunder (except as specified in Section 1(b)) shall be in writing (including telecopier, telegraphic or telex) and mailed, telecopied, telegraphed or delivered, if to the Borrower, at its address at P.O. Box 8888, Camp Hill, Pennsylvania 17001-8888, Attention of Salvatore
            D. Fazzolari (Telecopy No. 717-763-6402); if to CNAI, at its address at 388 Greenwich Street, New York, New York 10013, Attention:
            Christopher Hartzell (Telecopier No. (646) 291-1806), and if to RBS, at its address at 101 Park Ave., 12th Floor, New York, New York 10178, Attention: Grover Fitch (Telecopier No. (212) 401-3456); or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed, telecopied or telegraphed, be effective when deposited in the mails, telecopied or delivered to the telegraph company, respectively, except that notices to CNAI and RBS pursuant to the provisions of Section 1, 2 or 3 shall not be effective until received by CNAI and RBS.

                        (c) No failure on the part of CNAI or RBS to exercise,

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            and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                        (d) The Borrower hereby agrees to pay on demand all
            reasonable out-of-pocket costs and expenses of CNAI and RBS in connection with the preparation, execution, delivery, administration, modification, amendment and enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and any other instruments or documents to be delivered in connection herewith, including, without limitation, the reasonable fees and disbursements of one counsel for CNAI and RBS with respect thereto and with respect to advising CNAI and RBS as to their respective rights and responsibilities under this Agreement and such other agreements and documents.

                        (e) The Borrower agrees to indemnify and hold harmless
            CNAI and RBS and each of their respective affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Liablility relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 5(e) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against any Indemnified Party on any theory of liability, arising out of or otherwise relating to this Agreement, any of the transactions contemplated herein or the use of the proceeds of the Advances.

                        (f) Without prejudice to the survival of any other
            agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 5(d) and (e) shall survive the payment in full of principal, interest and all other amounts payable hereunder.

                        (g) This Agreement shall be binding upon and inure to
            the benefit of the Borrower, CNAI and RBS and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of CNAI and RBS.

                        (h) CNAI and RBS may assign to one or more Persons
            reasonably satisfactory to the Borrower all or a portion of their respective rights and obligations under this Agreement (including, without limitation, all or a portion of the Facility and the Advances owing to it) on the same terms and subject to the same conditions as are set forth for assignments by lenders under the Existing Credit Agreement. In connection with any such assignment, the Borrower agrees to execute and deliver such documentation as CNAI or RBS or any such permitted assignee may

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            reasonably request to evidence such assignment and the rights and obligations of such assignee hereunder.

                        (i) This Agreement may be executed in separate
            counterparts by the parties hereto, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an originally executed counterpart of this Agreement.

                        (j) This Agreement shall be governed by, and construed
            in accordance with, the laws of the State of New York.




















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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                       HARSCO CORPORATION


                                       By /s/ Salvatore D. Fazzolari
                                          ---------------------------------
                                          Name: Salvatore D. Fazzolari
                                          Title: Senior Vice President, Chief
                                                 Financial Officer and Treasurer


                                       CITICORP NORTH AMERICA, INC.


                                       By /s/ Jeffrey Stern
                                          ---------------------------------
                                          Title: Assistant Vice President


                                       THE ROYAL BANK OF SCOTLAND PLC


                                       By /s/ Grover Fitch
                                          ---------------------------------
                                          Title: Vice President













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                                   SCHEDULE I

---------------------------------------------------------------------------
                                 Applicable Percentage    Applicable Margin
---------------------------------------------------------------------------
Category 1
----------
A+ or higher by S & P;                   .060%                  .290%
A1 or higher by Moody's
-----------------------------    ---------------------    -----------------
Category 2
----------
A by S & P;                              .070%                  .330%
A2 by Moody's
-----------------------------    ---------------------    -----------------
Category 3
----------
A- by S & P;                             .080%                  .370%
A3 by Moody's
-----------------------------    ---------------------    -----------------
Category 4
----------
BBB+ by S & P;                           .090%                  .460%
Baa1 by Moody's
-----------------------------    ---------------------    -----------------
Category 5
----------
BBB or lower by S & P;                   .125%                  .600%
Baa2 or lower by Moody's
---------------------------------------------------------------------------

For purposes of determining the Applicable Percentage and the Applicable Margin,
(a) if either Moody's or S&P shall not have in effect a rating for Index Debt (other than because such rating agency shall no longer be in the business of rating corporate debt obligations), then such rating agency will be deemed to have established a rating for Index Debt in Category 5; (b) if the ratings established or deemed to have been established by Moody's and S&P shall fall within different Categories, the Applicable Percentage and the Applicable Margin shall be determined by reference to the higher (or numerically lower) Category unless one of the ratings is two or more Categories lower (or numerically higher) than the other, in which case the Applicable Percentage and the Applicable Margin shall be determined by reference to the Category next below that of the higher of the two ratings; and (c) if any rating established or deemed to have been established by Moody's or S&P shall be changed (other than as a result of a change in the rating system of either Moody's or S&P), such change shall be effective as of the date on which such change is first announced by the rating agency making such change. Each change in the Applicable Percentage and the Applicable Margin shall apply commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of either Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower, CNAI and RBS shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system or the nonavailability of ratings from such rating agency.

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